Exhibit 3.1

ARTICLES OF INCORPORATION

These Articles of Incorporation (the “Agreement”) are made and effective April 1st, 2022,

BY:	Scott Stawski and Hope Stawski (the “Incorporator”), individuals and citizens of the United States of America residing at:

5560 Oak Bend Trail, Prosper, TX 75078

AND:	BOLTNAGI, PC (the “Registered Agent”), a corporation organized and existing under the laws of the Territory of the United States Virgin Islands with its head office located at:

Merchants Financial Center, 4068 Tutu Park Mall, Suite 202, St Thomas, United States Virgin Islands, 00802, United States

1.	ARTICLES OF INCORPORATION OF AMPHITRITE DIGITAL

The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the Territory of the United States Virgin Islands.

2.	NAME

The name of the corporation shall be: Amphitrite Digital Incorporated.

3.	NATURE OF BUSINESS

This corporation may engage in or transact any and all lawful activities or business permitted under the laws of the United States, the Territory of the United States Virgin Islands, or any other state, county, territory or nation.

4.	CAPITAL STOCK

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 15,000,000 shares of common stock having a par value of $0.01 per share.

5.	ADDRESS

The street address of the initial registered office of the corporation shall be: Merchants Financial Center, 4068 Tutu Park Mall, Suite 202, St Thomas, United States Virgin Islands, 00802 and the name of the initial Registered Agent for the corporation at that address is: BOLTNAGI PC.

6.	SPECIAL PROVISIONS

The stock of this corporation is intended to qualify under the requirements of Chapter 1, Title 13, of the Virgin Islands Code, relating to Corporations and the regulations issued thereunder. Such actions as may be necessary shall be deemed to have been taken by the appropriate officers to accomplish this compliance.

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7.	TERM OF EXISTENCE

This corporation shall exist perpetually.

8.	LIMITATION OF LIABILITY

Each director, stockholder and officer, in consideration for his services, shall, in the absence of fraud, be indemnified, whether then in office or not, for the reasonable cost and expenses incurred by him in connection with the defense of, or for advice concerning any claim asserted or proceeding brought against him by reason of his being or having been a director, stockholder or officer of the corporation or of any subsidiary of the corporation, whether or not wholly owned, to the maximum extent permitted by law. The foregoing right of indemnification shall be inclusive of any other rights to which any director, stockholder or officer may be entitled as a matter of law.

9.	SELF DEALING

No contract or other transaction between the corporation and other corporations, in the absence of fraud, shall be affected or invalidated by the fact that any one or more of the directors of the corporation is or are interested in a contract or transaction, or are directors or officers of any other corporation, and any director or directors, individually or jointly, may be a party or parties to, or may be interested in such contract, act or transaction, or in any way connected with such person or person’s firm or corporation, and each and every person who may become a director of the corporation is hereby relieved from any liability that might otherwise exist from this contracting with the corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested. Any director of the corporation may vote upon any transaction with the corporation without regard to the fact that he is also a director of such subsidiary or corporation.

This corporation shall have a minimum of three directors. The initial Board of Directors shall consist of:

Scott Stawski, Chairman of the Board, Chief Revenue Officer and Treasurer

Hope Stawski, Chief Executive Officer and President

Patrick Mullett, Executive Vice President of Operations and Secretary

Bryan Mason, Member Board of Directors

Rob Chapple, Member Board of Directors

Mike Klaus, Member Board of Directors

10.	DESIGNATION OF AND ACCEPTANCE BY REGISTERED AGENT

The Registered Agent agrees and accepts service of process; to keep the office open during prescribed hours; to post my name (and any other officers of said corporation authorized to accept service of process at the above designated address) in some conspicuous place in the office as required by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INCORPORATOR	REGISTERED AGENT

/s/ Scott Stawski	/s/ Tom Bolt
Authorized Signature	Authorized Signature

Scott Stawski, Chairman	Tom Bolt, CEO of BOLT NAEI PC
Print Name and Title	Print Name and Title

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ACKNOWLEDGMENT

Territory of the United States Virgin Islands
St Thomas

On February 22, 2023 before me, Attorney Nash Davis, notary, personally appeared Tom Bolt, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.

Signature	/s/ Justin N. Davis, Esq.
Notary

(Seal)

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